Exhibit 99.1

Duluth Holdings Inc. Announces Fourth Quarter and Fiscal 2016 Financial Results

Belleville, WI - Mar. 21, 2017 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal fourth quarter and fiscal year ended January 29, 2017 and its financial guidance for fiscal year 2017.

Highlights for the Fourth Quarter Ended January 29, 2017

•	Net sales increased 24.4% to $174.7 million compared to $140.4 million in the prior-year fourth quarter
•	Gross margin decreased 70 basis points (bps) to 55.4% compared to 56.1% in the prior-year fourth quarter
•

Net income was $14.0 million, or $0.43 per diluted share, compared to $17.5 million, or $0.58 per diluted share in the prior-year fourth quarter. Adjusted for income taxes, pro forma net income for the prior-year fourth quarter was $11.3 million, or $0.37 per diluted share

•	Adjusted EBITDA[1] increased 22.7% to $24.7 million compared to $20.1 million in the prior-year fourth quarter
•	During the fourth quarter, the Company opened two new retail stores in Manassas, Virginia and in Independence, Missouri
•	28th consecutive quarter of increased net sales year-over-year

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Highlights for the Fiscal Year Ended January 29, 2017

•	Net sales increased 23.7% to $376.1 million compared to $304.2 million in the prior year
•	Gross margin decreased 10 bps to 56.9% compared to 57.0% a year ago
•

Net income was $21.3 million, or $0.66 per diluted share, compared to $27.4 million, or $1.06 per diluted share in the prior year. Adjusted for income taxes, pro forma net income for the prior-year was $17.3 million, or $0.66 per diluted share

•	Adjusted EBITDA[1] increased 21.1% to $41.2 million compared to $34.0 million in the prior year
•	During fiscal 2016, the Company opened a total of seven retail stores

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Management Commentary

“I am pleased to report that net sales increased 24% with adjusted EBITDA up 21% and GAAP diluted earnings per share at $0.66 for the full year. While we experienced unseasonably warm weather early in the fourth quarter, we had a very positive customer response when the weather turned in late December and the holiday season arrived. I am extremely proud of how well our team delivered an outstanding Duluth omnichannel experience to our customers,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.

“We made great progress executing our strategic objectives for the year. We have increased our aided brand awareness year-over-year, demonstrating the continued effectiveness of our marketing campaigns. Retail sales grew 76% year-over-year, and they now account for 18% of total net sales. We are also capturing a greater share of the household closet with a broader assortment of men’s products and with women’s apparel continuing to outpace our overall growth.”

“On the retail front, we continue to improve our store opening process and to accelerate the pace of new store openings. We recently opened our 17th store in Noblesville, Indiana and later this week, we will celebrate the grand opening of our 18th store in Burlington, Massachusetts, and including these two stores, we now expect a total of 10 to 12 new stores in fiscal 2017. With the progress we have made so far, including investments in our order management system and e-commerce platform, we believe we are well positioned for continued growth and profitability in fiscal 2017.”

Operating Results for the Fourth Quarter Ended January 29, 2017

Net sales increased 24.4% to $174.7 million, compared to $140.4 million in the same period a year ago. The net sales increase was driven by a  14.5% growth in direct net sales and a  105.6% growth in retail net sales, with growth achieved in all product categories. The increase in retail net sales was primarily attributable to the opening of seven new retail stores during fiscal 2016.

Gross profit increased 22.8% to $96.8 million, or 55.4% of net sales, compared to $78.8 million, or 56.1% of net sales, in the corresponding prior-year period. The 70 basis point decrease in gross margin was primarily due to a highly promotional retail environment during the fourth quarter, which was partially offset by product mix shift to higher margin products.

Selling, general and administrative expenses increased 23.6% to $73.9 million, compared to $59.8 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses decreased 30 basis points to 42.3%, compared to 42.6% in the corresponding prior-year period. As a percentage of net sales, advertising and marketing costs remained flat at 20.1% in the current period, compared to the corresponding prior-year period, primarily due to the Company’s planned decrease in catalog spend as a percentage of net sales, coupled with a decrease in on-line advertising due to higher net sales, which was offset by an increase in television advertising, particularly in the women’s advertising campaign. As a percentage of net sales, selling expenses decreased 30 basis points to 13.7%, compared to 14.0% in the corresponding prior-year period, primarily due to a decrease in distribution labor and shipping expenses.  The reduced distribution labor was the result of our increased use of our expanded Belleville distribution center and a corresponding reduction in the use of our higher costs third-party logistic providers.  The decrease in shipping expenses was due to leverage from an increase in retail net sales, which was partially offset by an increase in customer service due to the growth in retail. As a percentage of net sales, general and administrative expenses remained flat at 8.5% in the current period, compared to the corresponding prior-year period, primarily due to a decrease in personnel expenses due to operating leverage as a result of higher net sales, offset by an increase in store rent expense, primarily due to store pre-opening costs and depreciation expense due to an increase in retail stores.

Net income was $14.0 million, or $0.43 per diluted share, compared to $17.5 million, or $0.58 per diluted share, in the prior-year period. Adjusted for income taxes, pro forma net income for the prior-year period was $11.3 million, or $0.37 per diluted share.

The pro forma net income gives effect to the conversion of the Company to a “C” corporation, which was effective November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period.

Adjusted EBITDA increased 22.7% to $24.7 million, or 14.1% of net sales, compared to $20.1 million, or 14.3% of net sales, in the prior-year period.  Duluth Trading defines Adjusted EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes adjusted for the impact of certain items, including non-cash and other items.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $24.0 million, with net working capital of $66.1 million, and no borrowings on its $40.0 million revolving line of credit.

Fiscal 2017 Outlook

•	Net sales in the range of $455.0 million to $465.0 million
•	Adjusted EBITDA[1] in the range of $47.0 million to $49.5 million
•	EPS in the range of $0.66 to $0.71 per diluted share
•	Capital expenditures of $31.0 to $35.0 million[2]
•	10 to 12 new store openings, adding 120,000 to 144,000 of additional selling square footage

1See Reconciliation of forecasted net income to forecasted EBITDA and forecasted EBITDA to forecasted Adjusted EBITDA in the accompanying financial tables.

2Fiscal 2017 capital expenditures primarily include the Company’s plan to open 10 to 12 retail stores and information technology investments.

The table below recaps the Company’s signed new store leases and the opening timeframe.

Location	Timing
Noblesville, Indiana	Opened March 2, 2017
Burlington, Massachusetts	Expected March 23, 2017
Macomb, Michigan	First Quarter Fiscal 2017
Warwick, Rhode Island	First Quarter Fiscal 2017
West Chester, Ohio	Second Quarter Fiscal 2017
Pittsburgh, Pennsylvania	Second Quarter Fiscal 2017
Red Wing, Minnesota	Second Quarter Fiscal 2017
St. Charles, Missouri	Third Quarter Fiscal 2017
Avon, Ohio	Third Quarter or Fourth Quarter Fiscal 2017
Thornton, Colorado	Third Quarter or Fourth Quarter Fiscal 2017
Wixom, Michigan	Fourth Quarter Fiscal 2017 or First Quarter Fiscal 2018

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Tuesday, March 21, 2017 at 4:30 pm Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through April 4, 2017: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10100934
•	Live and archived webcast: ir.duluthtrading.com

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10100934  and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call on March 21st.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American. Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table “Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months and fiscal year ended January 29, 2017, versus the three months and fiscal year ended January 31, 2016.  See also attached Table “Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA,” for a reconciliation of forecasted net income to forecasted EBITDA and forecasted EBITDA to forecasted adjusted EBITDA for the fiscal year ending January 28, 2018. Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein are forward-looking statements, including statements regarding Duluth Trading’s ability to execute on its growth strategies, statements under the heading “Fiscal 2017 Outlook” and the forecasted results of operations in the Table “Reconciliation of Forecasted Net Income to Forecasted EBITDA to Forecasted Adjusted EBITDA.” You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2016, and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Financial Profiles, Inc.

Duluth@finprofiles.com

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(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	January 29, 2017	January 31, 2016
ASSETS
Current Assets:
Cash	$24,042	$37,873
Accounts receivable	45	20
Other receivables	349	76
Inventory, net	70,368	55,303
Prepaid expenses	4,860	3,683
Deferred catalog costs	1,582	1,435
Total current assets	101,246	98,390
Property and equipment, net	52,432	21,529
Restricted cash	1,435	—
Goodwill	402	402
Other assets, net	452	299
Total assets	$155,967	$120,620
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$9,330	$10,611
Accrued expenses and other current liabilities	19,822	12,049
Income taxes payable	5,225	1,308
Current maturities of long-term debt	742	722
Total current liabilities	35,119	24,690
Finance lease obligations under build-to-suit leases	3,349	—
Long-term debt, less current maturities	35	4,301
Deferred rent obligations, less current maturities	2,109	1,112
Deferred tax liabilities	1,567	31
Total liabilities	42,179	30,134
Commitments and contingencies
Shareholders' equity:
Capital stock	86,446	85,389
Retained earnings	24,733	3,443
Accumulated other comprehensive loss	—	(27)
Total shareholders' equity of Duluth Holdings Inc.	111,179	88,805
Noncontrolling interest	2,609	1,681
Total shareholders' equity	113,788	90,486
Total liabilities and shareholders' equity	$155,967	$120,620

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net sales	$174,653	$140,377	$376,116	$304,157
Cost of goods sold (excluding depreciation and amortization)	77,868	61,585	161,970	130,636
Gross profit	96,785	78,792	214,146	173,521
Selling, general and administrative expenses	73,930	59,797	179,145	144,371
Operating income	22,855	18,995	35,001	29,150
Interest expense	86	80	194	306
Other income, net	84	62	247	181
Income before income taxes	22,853	18,977	35,054	29,025
Income tax expense	8,834	1,339	13,525	1,339
Net income	14,019	17,638	21,529	27,686
Less: Net income attributable to noncontrolling interest	26	98	214	247
Net income attributable to controlling interest	$13,993	$17,540	$21,315	$27,439
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	31,549	29,557	31,527	25,250
Net income per share attributable to controlling interest	$0.44	$0.59	$0.68	$1.09
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,274	30,240	32,249	25,978
Net income per share attributable to controlling interest	$0.43	$0.58	$0.66	$1.06
Pro forma net income information (Note 1):
Income attributable to controlling interest before provision for income taxes		$18,879		$28,778
Pro forma provision for income taxes		7,552		11,511
Pro forma net income attributable to controlling interest		$11,327		$17,267
Pro forma basic net income per share attributable to controlling interest (Class A and Class B)		$0.38		$0.68
Pro forma diluted net income per share attributable to controlling interest (Class A and Class B)		$0.37		$0.66

Note 1:  The unaudited pro forma net income information gives effect to the conversion of the Company to a “C” corporation on November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period. No pro forma income tax expense was calculated on the income attributable to noncontrolling interest because this entity did not convert to a “C” corporation. The unaudited pro forma basic and diluted net income per share Class A and Class B common stock is computed using the unaudited pro forma net income, as discussed above.

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 29, 2017	January 31, 2016
Cash flows from operating activities:
Net income	$21,529	$27,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,698	2,837
Amortization of stock-based compensation	1,224	720
Deferred income taxes	1,536	31
Loss on disposal of property and equipment	3	5
Changes in operating assets and liabilities:
Accounts receivable	(25)	(3)
Other receivables	(273)	(2)
Inventory	(14,446)	(13,623)
Prepaid expense	(1,177)	(967)
Deferred catalog costs	1,472	1,502
Trade accounts payable	(2,962)	(5,544)
Income taxes payable	3,917	1,308
Accrued expenses and deferred rent obligations	4,757	264
Net cash provided by operating activities	20,253	14,214
Cash flows from investing activities:
Purchases of property and equipment	(28,672)	(7,306)
Change in restricted cash	(1,435)	—
Purchases of other assets	(234)	(56)
Net cash used in investing activities	(30,341)	(7,362)
Cash flows from financing activities:
Net proceeds from initial public offering	—	83,923
Proceeds from line of credit	25,385	102,862
Payments on line of credit	(25,385)	(103,462)
Proceeds from long term debt	—	47,100
Payments on long term debt	(4,226)	(46,899)
Payments on capital lease obligations	(20)	(261)
Payments on finance lease obligations under build-to-suit leases	(19)	—
Distributions to shareholders	(192)	(60,077)
Distributions to holders of noncontrolling interest in variable interest entities	(30)	(390)
Capital contributions to variable interest entities	744	344
Net cash provided by (used in) financing activities	(3,743)	23,140
Increase (Decrease) in cash	(13,831)	29,992
Cash at beginning of period	37,873	7,881
Cash at end of period	$24,042	$37,873
Supplemental disclosure of cash flow information
Interest paid	$185	$301
Income taxes paid	$6,698	$—
Property and equipment acquired under build-to-suit leases	$3,369	$—
Unpaid liability to acquire property and equipment	$3,485	$112

DULUTH HOLDINGS INC.

Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net income	$14,019	$17,638	$21,529	$27,686
Depreciation and amortization	1,483	839	4,698	2,837
Interest expense	86	80	194	306
Income tax expense	8,834	1,339	13,525	1,339
EBITDA	$24,422	$19,896	$39,946	$32,168
Non-cash stock based compensation	255	221	1,224	720
Payment of grantees' tax liabilities associated with grant of restricted stock awards	—	—	—	1,115
Adjusted EBITDA	$24,677	$20,117	$41,170	$34,003

DULUTH HOLDINGS INC.

Segment Information

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net sales
Direct	$143,237	$125,100	$309,674	$266,341
Retail	31,416	15,277	66,442	37,816
Total net sales	$174,653	$140,377	$376,116	$304,157
Operating income
Direct	$15,764	$14,761	$24,458	$21,031
Retail	7,091	4,234	10,543	8,119
Total operating income	22,855	18,995	35,001	29,150
Interest expense	86	80	194	306
Other income, net	84	62	247	181
Income before income taxes	$22,853	$18,977	$35,054	$29,025

DULUTH HOLDINGS INC.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA

For the Fiscal Year Ending January 28, 2018

(Unaudited)

(Amounts in thousands)

	Low	Mid-point	High
Forecasted
Net income	$21,500	$22,400	$23,000
Depreciation and amortization	8,800	8,800	8,800
Interest expense	1,500	1,500	1,500
Income tax expense	13,600	14,200	14,600
EBITDA	$45,400	$46,900	$47,900
Non-cash stock based compensation	1,600	1,600	1,600
Adjusted EBITDA	$47,000	$48,500	$49,500